INDEPENDENT AUDITORS'CONSENT



We hereby consent to the use in this Registration Statement on Form SB-2 of our report dated September 18, 2003, relating to the consolidated financial statements of Wireless Holdings, Inc. and Subsidiary.

We also consent to the reference to our firm under the caption "Experts" in the Registration Statement.

/s/ Jewett Schwartz & Associates

JEWETT SCHWARTZ & ASSOCIATES

Boca Raton, Florida
December 15, 2003